May 12, 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$1,228,000

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF due May 16, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a return of 1.25 times any appreciation of an equally weighted basket of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF, up to a maximum return of 21.25% at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 80.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on May 12, 2022 and are expected to settle on or about May 17, 2022.
•	CUSIP: 48133GAB9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$3.50	$996.50
Total	$1,228,000	$4,298	$1,223,702

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $3.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $969.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of the following:

•	50.00% of the iShares® Russell 2000 Growth ETF (Bloomberg ticker: IWO); and
•	50.00% of the iShares® Russell 2000 Value ETF (Bloomberg ticker: IWN) (each, a “Fund” and together, the “Funds”).

Upside Leverage Factor: 1.25

Maximum Return: 21.25% (corresponding to a maximum payment at maturity of $1,212.50 per $1,000 principal amount note)

Buffer Amount: 20.00%

Pricing Date: May 12, 2022

Original Issue Date (Settlement Date): On or about May 17, 2022

Observation Date *: May 13, 2024

Maturity Date*: May 16, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (50.00% × Fund Return of the iShares® Russell 2000 Growth ETF) + (50.00% × Fund Return of the iShares® Russell 2000 Value ETF)]

Fund Return: With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, which was $205.26 for the iShares® Russell 2000 Growth ETF and $141.57 for the iShares® Russell 2000 Value ETF

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.25;
•	a Maximum Return of 21.25%; and
•	a Buffer Amount of 20.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	21.25%	$1,212.50
165.00	65.00%	21.25%	$1,212.50
150.00	50.00%	21.25%	$1,212.50
140.00	40.00%	21.25%	$1,212.50
130.00	30.00%	21.25%	$1,212.50
120.00	20.00%	21.25%	$1,212.50
117.00	17.00%	21.25%	$1,212.50
110.00	10.00%	12.50%	$1,125.00
105.00	5.00%	6.25%	$1,062.50
101.00	1.00%	1.25%	$1,012.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-20.00%	$800.00
50.00	-50.00%	-30.00%	$700.00
40.00	-60.00%	-40.00%	$600.00
30.00	-70.00%	-50.00%	$500.00
20.00	-80.00%	-60.00%	$400.00
10.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00
PS-2 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of the Basket Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.25, up to the Maximum Return of 21.25%. An investor will realize the maximum payment at maturity at a Final Basket Value at or above 117.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 12.50% return, or $1,125.00 per $1,000 principal amount note.
•	If the closing level of the Basket increases 50.00%, investors will receive at maturity a return equal to the 21.25% Maximum Return, or $1,212.50 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 20.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 20.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 30.00% of their principal amount and receive only $700.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 20.00%)] = $700.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 20.00%. Accordingly, under these circumstances, you will lose up to 80.00% of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE FUNDS —

The notes are linked to an equally weighted Basket composed of four Funds. In calculating the Final Basket Value, an increase in the price of one share of one of the Funds may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Funds. In addition, high correlation of movements in the prices of one share of the Funds during periods of negative returns among the Funds could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

PS-4 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-5 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Risks Relating to the Basket

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Basket” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THE INVESTMENT STRATEGY REPRESENTED BY THE iSHARES® RUSSELL 2000 GROWTH ETF MAY NOT BE SUCCESSFUL —

The iShares® Russell 2000 Growth ETF seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit growth characteristics, which is currently the Russell 2000® Growth Index.  The Russell 2000®  Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000®  Index that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values.  A “growth” investment strategy is premised on the goal of investing in stocks of companies whose earnings are expected to increase at an above-average rate compared to their industry sector or the overall market.  However, the growth characteristics referenced by the Russell 2000® Growth Index may not be accurate predictors of growth stocks, and there is no guarantee that growth stocks will appreciate.  In addition, the Russell 2000® Growth Index’s selection methodology includes a significant bias against stocks with strong value characteristics, and stocks with strong value characteristics may outperform stocks with weak value characteristics.  There is no assurance that the iShares® Russell 2000 Growth ETF will outperform any other index, exchange-traded fund or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole.  It is possible that the stock selection methodology of the Russell 2000® Growth Index will adversely affect its return and, consequently, the level of the Russell 2000®  Growth Index, the price of one share of the iShares® Russell 2000 Growth ETF and the value and return of the notes.

•	The investment strategy represented by THE iShares® Russell 2000 Value ETF may not be successful —

The iShares® Russell 2000 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index.  The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values.  A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or

PS-6 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

“undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks.  However, the value characteristics referenced by the Russell 2000® Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate.  In addition, the Russell 2000® Value Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics.  There is no assurance that the iShares® Russell 2000 Value ETF will outperform any other index, exchange-traded fund or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole.  It is possible that the stock selection methodology of the Russell 2000® Value Index will adversely affect its return and, consequently, the level of the Russell 2000® Value Index, the price of one share of the iShares® Russell 2000 Value ETF and the value and return of the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-7 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

The Basket

The return on the notes is linked to an equally weighted basket consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF.

The iShares® Russell 2000 Growth ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit growth characteristics, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Growth ETF.  The Underlying Index for the iShares® Russell 2000 Growth ETF is currently the Russell 2000® Growth Index.  The Russell 2000®  Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000®  Index that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values.  For additional information about the iShares® Russell 2000 Growth ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.  For purposes of the accompanying underlying supplement, the iShares® Russell 2000 Growth ETF is an “iShares® ETF.”  For additional information about the Russell 2000® Growth Index, see Annex A in this pricing supplement.

The iShares® Russell 2000 Value ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Value ETF. The Underlying Index for the iShares® Russell 2000 Value ETF is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. For additional information about the iShares® Russell 2000 Value ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the iShares® Russell 2000 Value ETF is an “iShares® ETF.” For additional information about the Russell 2000® Value Index, see Annex B in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Fund, based on the weekly historical closing prices of one share of each Fund from January 6, 2017 through May 6, 2022. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 6, 2017 was 100 and that the weights of the Funds were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing price of one share of the iShares® Russell 2000 Growth ETF Fund on May 12, 2022 was $205.26. The closing price of one share of the iShares® Russell 2000 Value ETF on May 12, 2022 was $141.57. We obtained the closing prices of one share of the Funds above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices of one share of each Fund above and below may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits.

The historical closing levels of the Basket and the historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of the Funds on the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-8 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

PS-9 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal

PS-10 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle

PS-11 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Annex A

The Russell 2000® Growth Index

All information contained in this pricing supplement regarding the Russell 2000® Growth Index (the “Growth Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Growth Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Growth Index.

The Growth Index is reported by Bloomberg under the ticker symbol “RUO.”

The Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index (each, a “Russell 2000 Component Stock” and collectively, the “Russell 2000 Component Stocks”) that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Growth Index and the Russell 2000® Value Index (the “Value Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Component Stocks determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the Russell 2000 Component Stocks. The Russell 2000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 2000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the growth and value indices. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

PS-13 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 2000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 2000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Growth Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Growth Index.

PS-14 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Annex B

The Russell 2000® Value Index

All information contained in this pricing supplement regarding the Russell 2000® Value Index (the “Value Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Value Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg under the ticker symbol “RUJ.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index (each, a “Russell 2000 Component Stock” and collectively, the “Russell 2000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Component Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the Russell 2000 Component Stocks. The Russell 2000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 2000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the growth and value indices. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

PS-15 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 2000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 2000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Value Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Value Index.

PS-16 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the iShares® Russell 2000 Growth ETF and the iShares® Russell 2000 Value ETF